                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549


                                 FORM 8-K

                              CURRENT REPORT

  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) March 5, 1997
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                           AVITAR, INC.
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          (Exact name of registrant as specified in its charter)


        Delaware              0-20316              06-1174053
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(State or other jurisdiction  (Commission        (IRS Employer
   of incorporation)          File Number)    Identification No.)



  65 Dan Road, Canton, MA                             02021
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   (Address of principal executive offices)         (Zip Code)


Registrant's telephone number, including area code (617) 821-2440
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Item 9.           Sales of Equity Securities Pursuant to Regulation S.


     On March 5, 1997, the Company sold 873,599 newly issued shares of Common Stock for $191,100 in cash, or a price of $0.21875 per share (approximately 35% below the then-current market price as of January 16, 1996 when the terms of the transaction were negotiated).

     The shares were offered and sold to three individual investors residing in Israel (the "Purchasers").

     In the above-described sale, the Company relied upon the exemption from registration under the Securities Act of 1933, as amended ("the Act") provided by Regulation S promulgated under the Act. The sale was made pursuant to three Offshore Securities Subscription Agreements, dated March 5, 1997, made by and between the Company and the Purchasers ("the Agreements"). Each Purchaser represented and warranted, among other things, that he is not a U.S. person (as defined in Regulation S) and that he received the offer and executed his Agreement outside the United States. Further, each Purchaser agreed, among other things, that the purchased shares will not be resold to U.S. persons or within the United States during the period of 40 days commencing on the date of the closing of the purchase (March 5, 1997). The Company represented and warranted, among other things, that the Company is in full compliance with reporting obligations under Section 12(b), 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended, and that the Company reasonably believed each Purchaser was outside the United States and not a U.S. person.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                               AVITAR, INC.
                                               (Registrant)

Date: March 20, 1997                       By: /S/J.C. LEATHERMAN, Jr.
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                                               J.C. LEATHERMAN, JR.,
                                               Chief Financial Officer